Exhibit 99

For Immediate Release	Contact Information
Friday, August 6, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Reports Earnings; Second Quarter Net Income Up Sharply, Record Revenue and Asset Growth

SAN ANTONIO -- Aug. 6, 2004 - The Exploration Company (Nasdaq:TXCO) today reported financial results for the second quarter and first half of 2004.

     TXCO's net income in the second quarter rose to $372,309, a significant increase from $9,588 reported in the second quarter of 2003. On a per-share basis, earnings rose to $0.014 from a fractional $0.0005 in the prior-year period. All per-share amounts are on a diluted basis. Revenues rose to a record $14.6 million, 48 percent above $9.9 million for the year-earlier quarter. Income from operations for the second quarter of 2004 was approximately $1.1 million, an increase of approximately $0.9 million, a significant increase from the second quarter of 2003. This increase in operating income was due largely to a positive contribution from gas gathering and marketing activities in 2004, versus a negative contribution in 2003. The Company's assets at June 30 stood at a record $100.1 million, 19 percent higher than the $84.2 million reported at the end of June 2003.

     Higher gas production and oil and gas prices in the April-June 2004 period led to record revenue levels, while partially offset by a temporary decline in oil production. Gas gathering revenues increased 133 percent over the year-earlier quarter, resulting in a record gas-gathering gross margin of $626,000 in the second quarter, compared with a $126,000 negative margin for the prior-year period.

     For the first half of 2004, revenues were approximately $26.0 million, a 37 percent increase from approximately $19.0 million for the first six months of 2003. Income from operations for the first six months of 2004 was approximately $2.0 million, an increase of approximately $0.9 million, or 80 percent, from the 2003 period. This increase in operating income was due largely to a positive contribution from gas gathering and marketing activities in 2004 versus a negative contribution in 2003.Gas gathering gross margin reached $941,000 for the six months, compared with a negative margin of $515,000 in the first half of 2003.

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     Net income for the first six months was $441,226, a 39.9 percent decrease from $734,123, a year earlier. 2004 earnings per share were $0.018 in the first half, compared with $0.036 in the prior period. The decline in current-year, first-half net income compared to first-half 2003 was due primarily to higher interest expense relating to redeemable preferred stock issued in August 2003.

     Net cash provided by operating activities before changes in operating assets and liabilities was $6.7 million, a 10 percent increase from $6.1 million in the prior-year period. First-half cash flow from operating activities was $5.2 million, compared with $11.3 million in the first half of 2003. Ebitdax -- earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense -- was $8.5 million, a 14 percent increase from $7.5 million in the year-earlier period. Ebitda -- Ebitdax less exploration expense -- rose 20 percent to $7.8 million from $6.5 million in 2003's first half. See TXCO's Web site at www.txco.com for a reconciliation of non-GAAP financial measures.

Management's Perspective

     "We believe TXCO is on track for a successful 2004, with higher reserves and production as our field activity increases," said President and CEO James E. Sigmon. "Our first-half results were impacted by severe weather in our Maverick Basin operating area, a curtailment in drilling by an important operating partner as it underwent a corporate restructuring and by limited rig availability. I'm pleased that we now have these issues behind us.

     "Our current drilling activity is significantly higher than it was at any point in the first half of the year," Sigmon added. "Currently, we have seven rigs running on our Maverick Basin, compared with as few as two rigs at some points in the first half. Indicative of this increased activity, TXCO's net daily production rate at July 31 reached 18 million cubic feet of gas equivalent, a 19 percent increase from the 15.1 million cubic feet equivalent we produced on June 30."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget plans, interest rates, capital expenditures, ongoing access to additional capital, production levels, drilling plans, equipment availability, including the timing, number, type of and cost of wells to be drilled, completed, re-entered, placed on production, planned projects and expected responses, establishment and evaluation of reserves, continuing overall success and the future exercise of seismic or lease options. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended March 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

The following tables should be read in conjunction with the Company's latest audited consolidated financial statements and notes thereto, as reported in its Form 10-K for the year ended Dec. 31, 2003.

THE EXPLORATION COMPANY
CONDENSEDCONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2004	December 31, 2003

Assets

Current Assets
Cash and equivalents	$7,352,143	$ 6,180,560
Accounts receivable, net	10,101,547	4,837,965
Prepaid expenses	1,485,260	718,853

Total Current Assets	18,938,950	11,737,378

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	74,843,434	66,155,827

Other Assets
Deferred tax asset	5,232,718	5,232,718
Other assets	1,110,098	1,080,290

Total Other Assets	6,342,816	6,313,008

	$100,125,200	$84,206,213

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2004	December 31, 2003

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, trade	$9,734,405	$ 8,186,705
Other payables and accrued liabilities	6,002,882	3,709,016
Undistributed revenue	1,127,759	416,399
Current portion of long-term debt	1,725,405	1,752,286

Total Current Liabilities	18,590,451	14,064,406

Long-term Liabilities
Long-term debt, net of current portion	6,061,914	15,425,598
Redeemable preferred stock, Series B (redemption value - $16 million)	10,550,572	10,135,335
Accrued dividends - preferred stock	137,730	57,732
Asset retirement obligation	1,648,600	1,537,600

Total Long-Term Liabilities	18,398,816	27,156,265

Minority Interest in Consolidated Subsidiaries	214,856	193,441

Stockholders' Equity
Preferred stock, Series A; authorized 10,000,000 shares issued and outstanding -0- shares	-	-
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 28,058,863 and 22,242,849 shares, outstanding 27,959,063 and 22,143,049 shares	280,588	222,428
Additional paid-in capital	83,605,611	63,976,021
Accumulated deficit	(20,719,115)	(21,160,341)
Less treasury stock, at cost, 99,800 shares	(246,007)	(246,007)

Total Stockholders' Equity	62,921,077	42,792,101

Total Liabilities and Stockholders' Equity	$100,125,200	$84,206,213

THE EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended	Three Months Ended
	June 30, 2004	June 30, 2003

Revenues
Oil and gas sales	$ 6,956,443	$6,574,218
Gas gathering operations	7,666,582	3,291,401
Other operating income	1,484	3,150

Total revenues	14,624,509	9,868,769

Costs and Expenses
Lease operations	1,428,241	977,967
Production taxes	455,660	434,869
Exploration expenses	575,385	626,570
Impairment and abandonments	516,900	537,075
Gas gathering operations	7,040,536	3,417,324
Depreciation, depletion and amortization	2,437,143	2,821,148
General and administrative	1,027,040	854,798

Total costs and expenses	13,480,905	9,669,751

Income from Operations	1,143,604	199,018

Other Income (Expense)
Interest income	15,487	5,955
Interest expense	(727,910)	(156,839)
Loan fee amortization	(53,695)	(4,401)

Total Other Income (Expense)	(766,118)	(155,285)

Income before income taxes and minority interest	377,486	43,733

Minority interest in income of subsidiaries	19,823	15,855

Income before income taxes	397,309	59,588

Income tax expense	(25,000)	(50,000)

Net Income	$ 372,309	$ 9,588

Earnings Per Share

Basic earnings per share	$0.015	$0.000

Diluted earnings per share	$0.014	$0.000

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003

Revenues
Oil and gas sales	$13,111,625	$12,456,934
Gas gathering operations	12,875,475	6,499,786
Other operating income	4,806	(78)

	25,991,906	18,956,642

Costs and Expenses
Lease operations	2,675,627	2,052,316
Production taxes	842,240	803,273
Exploration expenses	749,782	1,001,601
Impairment and abandonments	1,033,800	876,150
Gas gathering operations	11,934,670	7,014,560
Depreciation, depletion and amortization	4,772,440	4,494,468
General and administrative	2,032,661	1,630,903

Total costs and expenses	24,041,220	17,873,271

Income from Operations	1,950,686	1,083,371

Other Income (Expense)
Interest income	19,411	10,560
Interest expense	(1,457,903)	(263,280)
Loan fee amortization	(58,951)	(8,802)

Total Other Income (Expense)	(1,497,443)	(261,522)

Income before income taxes, minority interest and cumulative effect of change in accounting principle	453,243	821,849

Minority interest in income of subsidiaries	37,983	36,274

Income before income taxes and cumulative effect of change in accounting principle	491,226	858,123
Income tax expense	(50,000)	(50,000)
Cumulative effect of change in accounting principle, net of tax	-	(74,000)

Net Income	$ 441,226	$ 734,123

Earnings Per Share

Basic earnings before cumulative effect of change in accounting principle	$0.018	$0.040
Cumulative effect of change in accounting principle	-	(0.003)

Basic earnings per share	$0.018	$0.037

Diluted earnings before cumulative effect of change in accounting principle	$0.018	$0.040
Cumulative effect of change in accounting principle	-	(0.004)

Diluted earnings per share	$0.018	$0.036

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003

Operating Activities
Net income	$ 441,226	$ 734,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,772,440	4,494,468
Impairment and abandonments	1,033,800	876,150
Minority interest in income of subsidiaries	(37,983)	(36,274)
Cumulative effect of change in accounting principle	-	74,000
Non-cash interest expense and accretion of liability - redeemable preferred stock	535,238	-

Net cash provided by operating activities, before changes in operating assets and liabilities:	6,744,721	6,142,467

Changes in operating assets and liabilities:
Receivables	(5,263,582)	(1,628,364)
Prepaid expenses and other	(766,407)	(163,631)
Accounts payable and accrued expenses	4,512,923	6,955,691

Net cash provided by operating activities	5,227,655	11,306,163

Investing Activities
Development and purchases of oil and gas properties	(13,026,412)	(18,932,655)
Purchase of other equipment	(150,618)	(282,401)
Net changes in minority interests	59,398	55,844

Net cash used by investing activities	(13,117,632)	(19,159,212)

Financing Activities
Proceeds from issuance of common stock, net of expenses	18,452,125	-
Proceeds from long-term debt obligations	116,739	10,928,082
Payments on long-term debt obligations	(9,507,304)	(979,499)
Deferred financing fees	-	17,876

Net cash provided by financing activities	9,061,560	9,966,459

Change in Cash and Equivalents	1,171,583	2,113,410

Cash and equivalents at beginning of period	6,180,560	2,333,688

Cash and Equivalents at End of Period	$7,352,143	$4,447,098

THE EXPLORATION COMPANY SELECTED OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net cash provided in operating activities (NCPIOA)	$1,395,322	$4,965,666	$5,227,655	$11,306,163

NCPIOA, excluding changes in operating assets and liabilities	3,274,235	3,351,957	6,744,721	6,142,467

Ebitdax *	4,692,855	4,199,667	8,544,691	7,491,864

Ebitda *	4,117,470	3,573,097	7,794,909	6,490,263

Debt to asset ratio	23.8%	23.8%	23.8%	23.8%

Production

Oil:
Production, in barrels	65,696	141,062	147,149	222,171
Average sales price per barrel	$34.70	$26.61	$33.20	$28.38

Natural Gas:
Production, in Mcf	782,926	495,794	1,421,576	1,047,113
Average sales price per Mcf	$5.98	$5.69	$5.79	$5.88

Equivalent Basis:
Production in barrels of oil equivalent (Boe)	196,084	223,694	384,078	396,690
Average sales price per Boe	$35.48	$29.39	$34.14	$31.40

Production in Mcfe	1,176,502	1,342,166	2,304,470	2,380,139
Average sales price per Mcfe	$5.91	$4.90	$5.69	$5.23

Other Operating Data
Total lifting costs	$1,883,902	$1,412,836	$3,517,867	$2,855,589
Lifting costs per Mcfe	$1.60	$1.05	$1.53	$1.20

Production volume - oil properties - barrels	60,689	138,447	136,460	215,169
Lifting costs-oil (Incl Prod & Sev Tax)	$874,245	$1,023,176	$1,816,331	$1,652,454
Lifting costs per Barrel	$14.41	$7.39	$13.31	$7.68

Production volume - gas properties - Mcf	775,320	492,537	1,408,244	1,041,768
Lifting costs-gas (Incl Prod & Sev Tax)	$1,009,657	$396,990	$1,701,536	$1,235,999
Lifting costs per Mcf	$1.30	$0.81	$1.21	$1.19

Production volume excluding CBM properties - Mcf	769,110	485,432	1,395,132	1,025,974
Lifting costs excluding CBM activities	$912,058	$286,196	$1,490,084	$1,024,885
Lifting costs per Mcf excluding CBM activities	$1.19	$0.59	$1.07	$1.00

Depletion cost per Boe	$12.14	$12.38	$12.14	$11.08

Depletion cost per Mcfe	$2.02	$2.06	$2.02	$1.85

* Please see TXCO's Web site at www.txco.com for a reconciliation of these non-GAAP financial measures.